Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-178096 and 333-170097) on Form S-3 and in the Registration Statement (No. 333-167107) on Form S-8 of MFA Financial, Inc., (the Company) of our reports dated March 6, 2013, with respect to the consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income/(loss), changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of the Company.

Our report dated March 6, 2013 on the effectiveness of internal control over financial reporting as of December 31, 2012, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2012 because of the effect of a material weaknesses on the achievement of the objectives of the control criteria. As such, our report contains an explanatory paragraph stating that a material weakness in the design and operating effectiveness of controls related to the Company’s calculation of REIT taxable income existed as of December 31, 2012.

/s/ KPMG LLP

New York, New York
March 6, 2013